Exhibit 99.5

LOCK-UP AND REGISTRATION RIGHTS AGREEMENT

THIS LOCKUP AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 27, 2006, by and among Foxx Holdings Inc, a Florida corporation (the “Company”), Armando Codina (“Codina”), each of the limited partners of Codina Doral, Ltd., a Florida limited partnership listed on the signature pages hereto (the “CDL Limited Partners”, C/Countyline, LLC, a Florida limited liability company (“CC”), and C/WDL, Ltd., a Florida limited partnership (“C/WDL” and together with Codina, the CDL Limited Partners and CC, the “Shareholders” and each, individually, a “Shareholder”).

WHEREAS, (i) pursuant to the Agreement and Plan of Merger and Contribution dated as of January 5, 2006 (the “Contribution Agreement”) among Florida East Coast Industries, Inc., a Florida corporation, the Company, Foxx Merger Sub, Inc., a Florida corporation, and certain of the Shareholders, certain of the Shareholders received an aggregate of 3,008,830 shares of Parent Stock (as defined in the Contribution Agreement), certain of which shares of Parent Stock have been deposited into escrow pursuant to the terms of an Escrow Agreement entered into on the date hereof, (ii) pursuant to the Contribution Agreement, the Shareholders (other than certain of the CDL Limited Partners) may receive additional shares of Parent Stock, and (iii) pursuant to that certain Amended and Restated Limited Partnership Agreement to be dated as of the Closing Date and to be entered into by Flagler Doral, LLC and the CDL Limited Partners (the “Partnership Agreement” and, together with the Contribution Agreement, the “Transaction Agreements”), the CDL Limited Partners, may receive shares of Parent Stock (all such shares of Parent Stock set forth in the preceding clauses (i) through (iii) and any equity securities issued with respect to any of such shares by way of stock dividend, stock split or in connection with a combination of stock, recapitalization, merger, consolidation or other reorganization, collectively, the “Shares”);

WHEREAS, the Company desires to limit the resales of the Shares and acquire the option to repurchase such shares in the event that the Shareholders determine to sell the Shares;

WHEREAS, the Shareholders have agreed to the lock-up provisions contained herein and to grant the Company the right of first refusal contained herein;

WHEREAS, the Shareholders desire to have liquidity with respect to the Shares following the expiration of the Lock-up Period (as defined herein);

WHEREAS, to facilitate such sales of the Shares, the Company has agreed to afford the Shareholders certain registration rights with respect to the Shares.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and in the Transaction Agreements and other good and valuable consideration, receipt of which the parties hereby acknowledge, the parties agree as follows:

Section 1. Definitions.

(a) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Contribution Agreement.

(b) For purposes of this Agreement, the following terms shall have the following meanings:

“Prospectus” means the prospectus included in any Registration Statement at the time the same becomes effective, as amended or supplemented by any prospectus supplement deemed to be part of such Registration Statement and any post-effective amendments to such Registration Statement, and all material incorporated by reference in the prospectus.

“Registrable Securities” means the Shares; provided, however, that a Share shall be a Registrable Security only for so long as the Share continues to be a Restricted Security. For purposes of this Agreement, each Share shall be a “Restricted Security” at the date of this Agreement. A Share shall cease to be a Restricted Security on the earliest of the following dates: (i) the date the Company has effectively registered the Share under the 1933 Act and the Shareholder who owns it has disposed of the Share in accordance with the Registration Statement covering the Share, or (ii) the date the Shareholder who owns it shall be eligible to sell all Shares owned by such Shareholder to the public pursuant to Rule 144 (or any similar provisions then in force) under the 1933 Act, or (iii) the date the Shareholder has otherwise transferred the Share (except for transfers complying with the provisions of Section 11(i)).

“Registration Statement” means a registration statement on Form S-3 (or any successor form under the 1933 Act ), including, to the extent available to the Company, an “automatic shelf registration statement” (as that term is defined in Rule 405 under the 1933 Act) of the Company which covers all of the Registrable Securities, including all post-effective amendments thereto, the Prospectus and supplements thereto, all exhibits and all material incorporated by reference in the registration statement.

Section 2. Lock-Up.

(a) Each Shareholder agrees not to, directly or indirectly, offer to sell, sell, transfer, exchange, pledge, contract to sell or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition by the Shareholder (“Transfer”), any Shares for a period of two years beginning on the Closing Date and ending on the second anniversary of the Closing Date (such two year period, the “Lock-Up Period”). Each Shareholder shall have the right to Transfer Shares owned by such Shareholder to members of his or her family or trusts for the benefit of such family members and direct or indirect owners (as of the Closing Date) of equity interests in a Shareholder, provided that prior to any such Transfer the transferee shall join in this Agreement and agree to be bound by its terms. Any Transfer made pursuant to the foregoing sentence shall not be deemed a Transfer for purposes of applying subsection (b) of this Section 2. In addition, for purposes of subsection (a) and (b) of this Section 2, the annual transfer by the Shareholders of Shares valued in an aggregate amount not in excess of $1,000,000 (valued at the closing price of a Share as reported on the Stock Market (as defined below) on the trading day prior to any such transfer) to an organization which is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, shall not be deemed Transfers hereunder.

(b) Following the date on which the Lock-Up Period expires (the “Expiration Date”), each Shareholder agrees not to, directly or indirectly, Transfer any Shares, other than:

(i) during the period beginning on the Expiration Date and expiring on the first anniversary of the Expiration Date, Shares which together with all Shares previously Transferred by such Shareholder represent no more than 25% of all Shares issued to such Shareholder under the Transaction Agreements prior to the date of such Transfer;

(ii) during the period beginning on the Expiration Date and expiring on the second anniversary of the Expiration Date, Shares which together with all Shares previously Transferred by such Shareholder represent no more than 50% of all Shares issued to such Shareholder under the Transaction Agreements prior to the date of such Transfer;

(iii) during the period beginning on the Expiration Date and expiring on the third anniversary of the Expiration Date, Shares which together with all Shares previously Transferred by such Shareholder represent no more than 75% of all Shares issued to such Shareholder under the Transaction Agreements prior to the date of such Transfer; and

(iv) after the third anniversary of the Expiration Date, any Shares then owned by such Shareholder.

Section 3. Right of First Offer. If any Shareholder desires to Transfer Shares as permitted in Section 2, in any 90 day period following the expiration of the Lock Up Period, Shares representing more than 0.08% of the outstanding shares of the Company on or prior to the beginning of such 90 day period (such excess Shares, the “Offered Stock”), such Shareholder shall first give written notice (a “Transfer Notice”) thereof to the Company, stating:

(a) the proposed transferee or registered broker-dealer through whom the Offered Stock will be sold on the NYSE or any other principal exchange or stock market upon which Parent Stock is then listed or included for trading (the “Stock Market”);

(b) the number of Shares sought to be Transferred;

(c) the proposed per share purchase price (such proposed purchase price, the “Offered Price”, it being understood that in the case of a proposed sale on the Stock Market, the Offered Price shall be the closing price per share as reported on the Stock Market on the date of the Transfer Notice);

(d) the terms of the proposed transaction including the proposed transaction date and a copy of any written offer or other writing setting forth the terms and conditions of the proposed transaction.

Such Transfer Notice shall constitute an irrevocable offer by such Shareholder to sell all of the Offered Stock to the Company or its designee at the Offered Price and upon the same terms and conditions as such Shareholder is willing to sell the Offered Stock to the proposed transferee or via the broker-dealer. Within the seven Business Day period following receipt of the Transfer Notice (the “Offer Period”), the Company may elect, by giving written notice of such election to such Shareholder (such notice, the “Acceptance Notice”), to purchase all, but not less than all, of the Offered Stock. If the Company does not elect, by the giving of an Acceptance Notice to such Shareholder within the Offer Period, to purchase the Offered Stock, then such Shareholder shall be free to dispose the Offered Stock to the original proposed transferee (or through the Stock Market if set forth in the Transfer Notice), at a price not lower than the Offered Price or, if the Transfer Notice sets forth an intent to sell through the Stock Market, the price of a share of Parent Stock prevailing from time to time on the Stock Market, and upon the terms stipulated in the Transfer Notice in all material respects.

Section 4. Exchange Fund Transfer Exception. Notwithstanding anything to the contrary set forth in Section 3, each Shareholder may, subject to the volume limitation set forth in Section 2, Transfer Shares following the expiration of the Lock-Up Period to an “exchange fund” that is sponsored by a registered broker-dealer firm without first providing the Company a Transfer Notice or having such Shares be deemed to be Offered Stock.

Section 5. Restricted Securities.

(a) Each Shareholder acknowledges that in addition to the restrictions imposed under this letter agreement, the Shareholder’s ability to Transfer any shares of Parent Stock following the expiration of the Lock-Up Period shall remain subject to any restrictions imposed by applicable federal and state securities laws. Specifically, the Shareholder acknowledges that the Shares Stock are “restricted securities” for purposes of the 1933 Act and the Shareholder shall not Transfer any such shares unless (i) such Shares are registered under the 1933 Act, (ii) such Transfer is permitted pursuant to Rule 144 under the 1933 Act or (iii) counsel representing the Shareholder, which counsel shall be White & Case LLP or such other counsel reasonably satisfactory to Parent, shall have advised Parent in a written opinion letter satisfactory to Parent and Parent’s legal counsel that no registration under the 1933 Act or applicable state securities laws would be required in connection with the proposed Transfer.

(b) Each Shareholder hereby agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of any Shares in violation of this Agreement. Each Shareholder further agrees that certificates representing Shares issued to such Shareholder under the Transaction Agreements may contain a legend appropriately referencing this Agreement and the restrictions on transfer described herein; provided that certificates representing such Shares not bearing any legend referring to such restrictions shall be issued to the transferee of such shares upon any Transfer in which the transferee would not acquire restricted securities within the meaning of Rule 144.

Section 6. Registration. On or prior to the Expiration Date, and following the Expiration Date, on or prior to the date on which the Shareholders are prohibited from offering or selling Registrable Securities under any previously effective Registration Statement, the Company shall prepare and file a Registration Statement providing for the sale of the Registrable Securities by the Shareholders pursuant to Rule 415 of the 1933 Act and/or any similar rule that may be adopted by the SEC. Each Shareholder agrees that notwithstanding the foregoing, the Company shall not be required to file such Registration Statement, nor will such Shareholder offer or sell Registrable Shares registered under the Registration Statement during any period (a “Delay Period”) specified by the Company if the Company shall furnish to the Shareholders a certificate signed by an officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such Registrable Shares to be offered and sold under the Registration Statement during such Delay Period; provided that no Delay Period will be longer than the period during which the Company’s officers and directors are restricted by Company policy or directives from trading in Parent Stock and the Registration Statement shall be filed expeditiously after the end of the Delay Period; provided, further, that in no event shall the Shareholders be prevented from making sales of Registrable Securities pursuant to the Registration Statement for more than 120 days in any twelve month period. In the event that the Company is not, as of the Expiration Date, or thereafter eligible to use Form S-3 (or any successor form under the 1933 Act), the Company and the Shareholder will amend this Agreement to provide the Shareholders with the registration rights approximating as nearly as possible the registration rights set forth in this Agreement.

Section 7. Registration Procedures. In connection with the Company’s registration obligations pursuant to Section 6 of this Agreement, the Company shall use its reasonable efforts to effect the registration and sale of the Registrable Securities in accordance with the method of distribution described on the attached Schedule 1 and, pursuant thereto, the Company shall:

(a) on or prior to the Expiration Date, and following the Expiration Date, on or prior to the date on which any Shareholder is prohibited from offering or selling Registrable Securities under any previously effective Registration Statement, prepare and file with the SEC a Registration Statement and pay the applicable registration fee with respect to all of the Registrable Securities;

(b) prepare and file with the SEC such reports and other documents and information as may be necessary to keep such Registration Statement continuously effective for a period expiring on the earlier of (i) the date on which all of the Registrable Securities covered by the Registration Statement have been sold pursuant thereto, (ii) the date on which all Registrable Securities are eligible for immediate resale pursuant to Rule 144 under the 1933 Act, and (iii) the date that a subsequent Registration Statement has been filed pursuant to Section 7(a);

(c) furnish to each Shareholder, without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated by reference therein and all exhibits (including those incorporated by reference);

(d) deliver to each Shareholder, without charge, as many copies of the Prospectus and any amendment or supplement thereto as they may reasonably request, but only while the Company is required to cause the Registration Statement to remain effective;

(e) use its reasonable efforts to register or qualify such Registrable Securities for offer and sale under the securities or blue sky laws of such states or possessions as any Shareholder may reasonably request (the “Blue Sky Laws”) and do any and all other acts or things necessary or advisable to enable such Shareholders to consummate the disposition in such jurisdictions of Registrable Securities owned by such Shareholders; provided, however, that in no event shall the Company be obligated to qualify generally to do business in any jurisdiction where it is not now qualified or to take any action which would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by such Registration Statement in any jurisdictions where it is not now so subject;

(f) cooperate with each Shareholder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, free of any and all restrictive legends, which certificates shall be in such denominations and registered in such names as such Shareholder may request;

(g) use its commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be listed on the Stock Market;

(h) notify each Shareholder at any time when a Prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such Shareholder, the Company shall prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided, however, that the Company need not prepare any such supplement or amendment during a Delay Period;

(i) advise each Shareholder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

(j) make available for inspection by Codina as the representative of each Shareholder (whose appointment and powers as such representative is hereby approved by the Shareholders as if the provisions of Section 12.13 of the Contribution Agreement were set forth herein substituting “Shareholder” where the word “Contributor” appears therein), and his permitted successor (the “Representative”), and any attorney or accountant retained by the Representative all reasonably requested financial and other records, pertinent corporate documents and properties of the Company; provided that such Persons shall keep confidential any records, information or documents of the Company unless a court or administrative agency requires the disclosure of the records, information or documents or such records, information or documents (A) become generally available to the public other than as result of a disclosure by any such Persons, (B) were available to such Persons on a non-confidential basis prior to the disclosure of such records, information or documents pursuant to this Agreement, or (C) become available to such Persons on a non-confidential basis from a source other than the Company or its agents, advisors or representatives.

The Company may require each Shareholder to furnish to the Company information regarding such Shareholder and the distribution of the Registrable Securities as the Company may from time to time reasonably request in writing and as necessary for the registration of the Shares. Nothing contained in this Agreement shall be construed to require the Company to enter into any underwriting agreement, sales agency agreement or other securities distribution agreement.

Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any of the following: (i) the SEC’s issuance of any stop order denying or suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceeding for that purpose, (ii) the Company’s receipt of any stop order denying registration or suspending the qualification of the Registrable Securities for sale or the initiation or threatening of any proceeding for such purpose, (iii) the happening of any event which makes any statement made in the Registration Statement, the Prospectus or any document incorporated by reference therein untrue or which requires any change in the Registration Statement, the Prospectus or any document incorporated by reference therein to make the statements not include an untrue statement of material fact or not omit any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, such Shareholder shall discontinue the disposition of Registrable Securities until such Shareholder receives a supplemented or amended Prospectus from the Company or until the Company advises such Shareholder in writing that such Shareholder may resume the use of the Prospectus, and have received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus. If the Company so directs, each Shareholder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Shareholder’s possession, of the Prospectus covering the Registrable Securities at the time such Shareholder received the notice. Notwithstanding anything to the contrary contained in this Agreement, each Shareholder that is an Affiliate of Codina agrees that so long as Codina is an employee or director of the Company, that such Shareholder shall comply with the Company’s insider trading policy as in effect from time to time and shall not Transfer any Shares in violation thereof.

Section 8. Registration Expenses. Regardless of when the Registration Statement is filed, the Company shall bear all costs and expenses incident to the Company’s performance of, or compliance with, this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with the Blue Sky Laws, printing expenses, messenger, telephone and delivery expenses, NYSE qualification and listing fees, and fees and disbursements of counsel for the Company, all independent certified public accountants of the Company and fees and expenses of other Persons retained by the Company relating to the distribution of the Registrable Securities (all such expenses being herein called “Registration Expenses”). The Shareholders shall pay all discounts and commissions attributable to the Registrable Securities, all transfer taxes relating to the sale or disposition of the Registrable Securities and any fees of any attorney or accountant retained by the Shareholders or the Represenative.

Section 9. Disclosure. With a view to making available registration on Form S-3 and the benefits of Rule 144 under the 1933 Act, the Company agrees, for a period commencing on the Expiration Date and ending on the date on which all Shares have been Transferred by the Shareholders, to:

(a) Use commercially reasonable efforts to make and keep current public information available within the meaning of Rule 144(c) of the 1933 Act.

(b) Use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents and information required of the Company under the 1934 Act, and take such other actions as may be necessary to assure the availability of Form S-3 for use in connection with the registration rights provided in this Agreement.

(c) Furnish to each Shareholder promptly upon request a written statement as to the Company’s compliance with the reporting requirements of Rule 144 and the 1934 Act, a copy of the Company’s most recent annual and quarterly reports, and such other reports, documents and other information in the possession of or reasonably obtainable by the Company as such Shareholder may reasonably request in availing itself of Rule 144.

Section 10. Indemnification.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, the Shareholders against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) to which the Shareholders may become subject under federal or state securities laws or otherwise which arise out of, or are caused by, the Company’s violation of any federal or state securities laws, including, but not limited to, any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or in any application or other request that the Company files under the Blue Sky Laws or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, (under the circumstances in which such statements are made in the case of any Prospectus), not misleading, except insofar as the same are caused by or contained in any written information furnished to the Company by any of the Shareholders expressly for use therein or by any Shareholder’s failure to deliver a copy of the Registration Statement or Prospectus after the Company has furnished the participating Shareholders with a sufficient number of copies of the same.

(b) Indemnification by Shareholders. In connection with any Registration Statement, the Shareholders shall furnish to the Company such information and affidavits as the Company reasonably requests for use in connection with any Registration Statement or Prospectus and agree to indemnify and hold harmless, to the full extent permitted by law, the Company, its officers, directors and each Person who controls the Company (within the meaning of Section 20 of the 1933 Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) resulting from any untrue or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the Registration Statement, Prospectus or any application filed under the Blue Sky Laws or necessary to make the statements therein, (under the circumstances in which such statements are made in the case of any Prospectus), not misleading, but only to the extent that the untrue statement or omission is contained in any written information or affidavit so furnished by any Shareholder to the Company expressly for inclusion in the Registration Statement, Prospectus or application filed under the Blue Sky Laws; provided, however, that the obligation to indemnify under this Section 10(b) shall be joint and several among such Shareholders and shall be limited to the net amount of proceeds received by the Shareholders from the sale of Registrable Securities pursuant to such Registration Statement. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished by the Persons specifically for inclusion in any Prospectus or Registration Statement.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) promptly notify the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. Any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of the claim, but the fees and expenses of the counsel shall be at the expense of the Person unless (A) the indemnifying party has agreed to pay the fees or expenses, (B) the indemnifying party shall have failed to assume the defense of the claim and employ counsel reasonably satisfactory to the Person, or (C) in the reasonable judgment of the Person, based upon advice of its counsel, a conflict of interest may exist between the Person and the indemnifying party with respect to the claims (in which case, if the Person notifies the indemnifying party in writing that the Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of the claim on behalf of the Person). If the indemnifying party assumes the defense, the indemnified party will not be subject to any liability for any settlement made without its consent, which consent will not be unreasonably withheld. No indemnified party will be required to consent to the entry of any judgment or to enter into any settlement which does not include as an unconditional term the claimant’s or plaintiff’s release of the indemnified party from all liability in respect to the claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel in any jurisdiction for all parties indemnified by the indemnifying party with respect to the claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to the claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

(d) Contribution. If for any reason the indemnification provided for in the Section 10(a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Section 10(a) and (b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the loss, claim, damage, liability or expense in the proportion as is appropriate to reflect (i) the relative fault of the indemnified party and the indemnifying party, and (ii) any other relevant equitable considerations. Notwithstanding the foregoing, no Shareholder shall be required to contribute any amount in excess of the net amount of proceeds received by such holder from the sale of Registrable Securities giving rise to the loss, claim, damage, liability or expense.

(e) Survival. The indemnities provided in this Section 10 shall survive the Shareholders’ transfer of any Registrable Securities.

Section 11. Miscellaneous.

(a) No Inconsistent Agreements. The Company shall not on or after the date of this Agreement enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Shareholders in this Agreement or otherwise conflicts with the provisions of this Agreement. The Company represents and warrants that the rights granted to the Shareholders under this Agreement do not in any way conflict with and are not inconsistent with any rights granted under any other agreement concerning the Company’s securities.

(b) Amendments and Waivers. No amendment, modification, supplement or waiver of any provision of this Agreement will be binding on any party unless the party consents in writing thereto. The provisions of this Agreement may not be amended or modified without the prior written consent of the Company and holders of a majority of the then outstanding shares of Registrable Securities.

(c) Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(d) Notices. All notices or other communications given under this letter agreement shall be given as set forth in Section 11.01 of the Contribution Agreement.

(e) Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Florida (without giving effect to its conflict of laws provisions that would cause the laws of another jurisdiction to apply).

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Interpretation. The Section headings contained in this Agreement are for the purposes of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i) Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns. The Company may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of prior written consent of the holders of a majority of the then outstanding shares of Registrable Securities, such consent not to be unreasonably withheld; provided, however that such prohibition on assignment, delegation and transfer shall not apply in the case of the sale of all or substantially all of the Company’s assets (whether by merger, consolidation, recapitalization, asset sale or otherwise) and this Agreement is assumed either by operation of law or otherwise by such purchaser or successor. Other with respect to transferees who acquire shares under Section 2(a) who agree to join in this Agreement and agree to be bound by its terms, the rights and obligations of the Shareholders pursuant to this Agreement shall not be assignable except with the prior written consent of the Company, which consent may be given or denied in the Company’s sole and absolute discretion.

(j) No Presumption. Each party has agreed to the use of the particular language in the provisions of this Agreement, and any questions of doubtful interpretation shall not be resolved by any rule or interpretation against the draftsman, but rather in accordance with the fair meaning thereof, having due regard to the benefits and rights intended to be conferred upon the parties and the limitations and restrictions upon such rights and benefits intended to be provided.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOXX HOLDINGS, INC.

By:	/s/ Heidi J. Eddins
	Name:	Heidi J. Eddins
	Title:	Vice President and Secretary

C/COUNTYLINE, LLC

By:	/s/ Kolleen O.P. Cobb
	Name:	Kolleen O.P. Cobb
	Title:	Vice President

C/WDL, LTD

By:	C/WLD, Inc., its general partner

By:	/s/ Kolleen O.P. Cobb
	Name:	Kolleen O.P. Cobb
	Title:	Vice President

ARMANDO CODINA (in his individual capacity, as Representative and as a CDL Limited Partner)

/s/ Armando Codina
Armando Codina

CDL LIMITED PARTNERS

/s/ Ana Marie Codina Barlick
Ana Marie Codina Barlick

/s/ Alexandra Margarita Codina
Alexandra Margarita Codina

/s/ Andria Codina Miyares
Andria Codina Miyares

/s/ Amanda Marcia Codina
Amanda Marcia Codina

SCHEDULE 1

TO REGISTRATION RIGHTS AGREEMENT

The shares offered hereby may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other permitted successors in interest of the Selling Shareholders. Such sales may be made on the NYSE, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market prices, or in negotiated transactions at negotiated prices. The shares may be sold by one or in a combination of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transaction and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.